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                    January 12, 2023

       Dato    Khalid Ahmad
       Chief Financial Officer
       Liberty Resources Acquisition Corp.
       78 SW 7th Street
       Suite 500
       Miami, FL 33130

                                                        Re: Liberty Resources
Acquisition Corp.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-40883

       Dear Dato    Khalid Ahmad:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Andrew M. Tucker